EXHIBIT 23.1


                         [LETTERHEAD OF KPMG AUDIT PLC]

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Allied Domecq PLC

We consent to the use of our report dated 28 October 2002 with respect to the consolidated balance sheet of Allied Domecq PLC and subsidiaries as at 31 August 2002 and 2001, and the related consolidated profit and loss account, consolidated statement of total recognized gains and losses, note of consolidated historical cost profits and losses, consolidated reconciliation of movements in shareholders' funds and consolidated cash flow statement for each of the years in the three-year period ended 31 August 2002, incorporated by reference on Form S-8 filed by the Company on 3 March 2003. Our report refers to the adoption of FRS 19 "Deferred Tax" and Statement of Accounting Standards ("SFAS") No.142 "Goodwill and Other Intangible Assets."

/s/ KPMG Audit Plc

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England

3 March 2003